Exhibit 3.1(a)

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SCHOOL SPECIALTY, INC.

School Specialty, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby files this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation and does hereby certify:

FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended by deleting Section 7 thereof in its entirety and inserting in its place the following:

“7. [Reserved].”

SECOND: That all other provisions of the Amended and Restated Certificate of Incorporation of the Corporation remain in full force and effect.

THIRD: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the directors and stockholders of the Corporation.

IN WITNESS WHEREOF, School Specialty, Inc. has caused this Certificate of Amendment to be duly executed this 8th day of June, 2017.

SCHOOL SPECIALTY, INC.

By:	/s/ Joseph M. Yorio
Joseph M. Yorio, President and Chief Executive Officer